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                                                                       EXHIBIT 5
                            ITT Hartford Group, Inc.
                                 Hartford Plaza
                               Hartford, CT 06115

                                                              September 20, 1996

ITT Hartford Group, Inc.
Hartford Plaza
Hartford, CT 06115

Dear Sirs:

I am familiar with the ITT Hartford Employee Stock Purchase Plan ("the Plan") of ITT Hartford Group, Inc., a Delaware corporation ("ITT Hartford"), pursuant to which an aggregate of 2,700,000 shares of ITT Hartford common stock, par value $.01 per share (the "Shares"), have been authorized for issuance. Shares issued pursuant to the Plan may be purchased on the open market, may be issued by ITT Hartford from its authorized and unissued shares or treasury shares, or may be a combination thereof. I have acted as counsel to ITT Hartford in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the registration of the Shares under the Act and an aggregate of 2,700,000 Series A Participating Cumulative Preferred Stock Purchase Rights (the "Rights") which are appurtenant to, and trade with, the Shares. In this connection, I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinion expressed herein.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized for issuance under the Plan by all proper corporate action. With respect to Shares issued directly by ITT Hartford, when such Shares have been issued pursuant to the provisions of the Plan, and any conditions or restrictions relating thereto shall have been satisfied, such Shares will be legally issued, fully paid and non-assessable. When the Rights are issued in accordance with the terms of the Plan and the Rights Agreement between ITT Hartford and The Bank of New York, as Rights Agent, the Rights will be duly and validly issued.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Michael O'Halloran
Vice President and Secretary

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